Exhibit 99
          PRESS RELEASE

FOR IMMEDIATE RELEASE:	April 23, 2009
For Further Information:	Mark S. Allio, Chairman, President and CEO
Phone: 330.576.1334
Fax: 330.666.7959
CENTRAL FEDERAL CORPORATION ANNOUNCES 1ST QUARTER 2009 PERFORMANCE
Fairlawn, Ohio — April 23, 2009 — Central Federal Corporation (Nasdaq: CFBK) announced a net loss of ($246,000), or ($.08) per diluted common share for the quarter ended March 31, 2009, compared to net income of $124,000, or $.03 per diluted common share for the quarter ended March 31, 2008.
The net loss for the current quarter was due to an increase in the provision for loan losses to $550,000 in response to the effect of current economic conditions and trends on loan portfolio performance. The result was an increase in the allowance for loan losses to 1.47% of total loans at March 31, 2009, from 1.32% at December 31, 2008. “We continually review and analyze the status of our credits in correlation with current economic conditions, among other things, and believe the current increase is prudent”, stated Mark S. Allio, Chairman, President and CEO.
The Company received $7.2 million in connection with the U.S. Treasury Department’s Capital Purchase Program in December 2008. These funds are currently held in short-term, low yielding liquid investments pending approval from regulators to contribute them as additional capital to CFBank, where the funds can be invested in higher yielding assets, such as loans. Net income in the first quarter 2009 was detrimentally affected by the regulatory requirements placed on the Company’s current use of the funds.
Net interest income increased 1% for the quarter ended March 31, 2009, compared to the quarter ended March 31, 2008. This was a result of diligent implementation of an asset liability management program to manage the margin during major swings in interest rates. The prime rate decreased 200 basis points from March 31, 2008 to March 31, 2009, while the Company’s net interest margin only declined 13 bp.
Other Highlights:
•	Total assets increased $11.5 million, or 4%, in the first quarter of 2009 compared to December 31, 2008, and $12.9 million, or 5%, compared to March 31, 2008.
•	Commercial, commercial real estate and multi-family mortgage loan originations totaled $11.3 million in the first quarter of 2009, compared to $5.9 million in the first quarter of 2008.
•	Loan originations totaled $27.4 million since our receipt of TARP funds on December 5, 2008 through March 31, 2009.
•	Deposit balances increased $12.7 million, or 6%, in the first quarter of 2009 compared to December 31, 2008, and $34.0 million, or 18%, compared to March 31, 2008.
•	Net gain on sales of loans increased 322% and mortgage loans originated for sale increased 97% in the first quarter of 2009 compared to the first quarter of 2008.

Net interest income
Net interest income increased $16,000, or 0.8%, and totaled $2.0 million for both the first quarter of 2009 and 2008. Average interest-earning assets increased $12.5 million in the first quarter of 2009 compared to the first quarter of 2008, and included $7.2 million in proceeds received through the U.S. Treasury Department’s Capital Purchase Program (CPP), which was part of the government’s Troubled Asset Relief Program. The average yield on interest-earning assets decreased to 5.53% in the first quarter of 2009, compared to 6.77% in the first quarter of 2008, due to a decline in market interest rates and investment of the CPP funds in short-term investments. The decline in the average yield on interest-earning assets resulted in a 14.4% decrease in total interest income. The average cost of interest-bearing liabilities also decreased, to 2.82% in the first quarter of 2009, from 3.96% in the first quarter of 2008, due to a decline in market interest rates. The decrease in the average cost of interest-bearing liabilities resulted in a 27.9% decrease in total interest expense. Net interest margin decreased to 3.05% in the first quarter of 2009, compared to 3.18% in the first quarter of 2008.
Noninterest income
Noninterest income increased $95,000 and totaled $286,000 for the quarter ended March 31, 2009, compared to $191,000 for the quarter ended March 31, 2008. The increase in noninterest income was primarily due to a $116,000 increase in net gains on sales of loans. The increase in net gains on sales of loans was a result of a 97% increase in mortgage originations, from $6.1 million during the first quarter of 2008, to $12.0 million during the first quarter of 2009, and a positive change in our internal pricing policies. The increase in mortgage production is a result of management’s decision during 2008 to increase our staff of professional mortgage loan originators, who have been successful in increasing this business despite the current depressed condition of the housing market.
Provision for loan losses
Provisions for loan losses are provided based on management’s estimate of probable incurred credit losses in the loan portfolio and the resultant allowance for loan losses required. Management’s estimate is based on a review of the loan portfolio, including the nature and volume of the loan portfolio and segments of the portfolio; industry and loan concentrations; historical loss experience; delinquency statistics and the level of nonperforming loans; specific problem loans; the ability of borrowers to meet loan terms; an evaluation of collateral securing loans and the market for various types of collateral; various collection strategies; current economic conditions and trends; and other factors. Based on this review, the provision totaled $550,000 for the quarter ended March 31, 2009, compared to $224,000 for the quarter ended March 31, 2008. The increase in the first quarter of 2009 was primarily due to adverse economic conditions affecting loan performance. The ratio of the allowance for loan losses to total loans totaled 1.47% at March 31, 2009, compared to 1.32% at December 31, 2008.
Nonperforming loans, which are nonaccrual loans and loans 90 days past due still accruing interest, increased $2.6 million and totaled $5.0 million, or 2.08% of total loans, at March 31, 2009, compared to $2.4 million, or 1.02% of total loans, at December 31, 2008.
The increase in nonperforming loans included $800,000 in commercial loans, $1.3 million in commercial real estate loans, and $500,000 in home equity lines of credit. The amount of the allowance for loan losses specifically allocated to nonperforming loans totaled $1.0 million at March 31, 2009 compared to $514,000 at December 31, 2008.

Net charge-offs remained low and totaled $141,000, or 0.24% of average loans on an annualized basis, during the first quarter in 2009, compared to net charge-offs of $179,000, or 0.32% of average loans on an annualized basis, in first quarter of 2008. Net charge-offs for both periods related to home equity lines of credit. The Company has not experienced any charge-offs related to commercial, commercial real estate or multi-family mortgage loans since implementing its current commercial banking strategy in 2003.
We believe the allowance for loan losses is adequate to absorb probable incurred credit losses in the loan portfolio as of March 31, 2009; however, future additions to the allowance may be necessary based on factors such as deterioration in client business performance, slowing economic conditions, and declines in cash flows and market conditions which result in lower real estate values. Management continues to diligently monitor credit quality in the existing portfolio and analyze potential loan opportunities carefully in order to manage credit risk. An increase in loan losses could occur if economic conditions and factors which affect credit quality continue to worsen.
Noninterest expense
Noninterest expense for the quarter ended March 31, 2009 totaled $2.2 million, compared to $1.8 million for the quarter ended March 31, 2008. Expenses in the current year quarter increased due to higher occupancy and equipment expenses, professional fees and FDIC premiums, partially offset by a decline in depreciation.
Occupancy and equipment expenses increased $39,000 in the first quarter of 2009 due to operating costs associated with the Worthington office and additional office space for the expanded mortgage loan operations.
Professional fees increased $267,000 in the first quarter of 2009 due to legal and accounting fees related to the investigation of certain deposit accounts associated with a third party payment processor, which are no longer active, and other legal fees related primarily to nonperforming loans and regulatory filings.
FDIC premiums increased $59,000 due to higher assessment rates in the current year quarter to restore the reserve ratio of the Deposit Insurance Fund, and use of the one-time FDIC credit issued to CFBank as a result of the Federal Deposit Insurance Reform Act of 2005, which reduced premiums in the prior year quarter.
Depreciation expense decreased $56,000 in the first quarter of 2009 due to certain assets becoming fully depreciated in the prior year.
The ratio of noninterest expense to average assets was 3.04% for the first quarter of 2009, compared to 2.68% in the first quarter of 2008. The efficiency ratio was 92.92% for the quarter ended March 31, 2009, compared to 83.45% for quarter ended March 31, 2008.
Balance sheet activity
Assets totaled $289.3 million at March 31, 2009 and increased $11.5 million, or 4.1%, from $277.8 million at December 31, 2008. The increase in assets was due to the growth in cash and short term investments and an increase in commercial and commercial real estate loan balances.

Net loans totaled $236.2 million at March 31, 2009 and increased $2.3 million, or 1.0%, from $233.9 million at December 31, 2008. The increase in net loans was due to growth in the commercial, commercial real estate and multi-family loan portfolios, which totaled $186.5 million at March 31, 2009 and increased $4.7 million, or 2.6%, from $181.8 million at December 31, 2008. Commercial, commercial real estate and multi-family loan originations totaled $11.3 million for the quarter ended March 31, 2009, and were offset by $6.1 million in payoffs on these loan types. Consumer loan balances decreased $1.0 million, or 3.6%, during the first quarter of 2009 due to repayments on home equity and auto loans. Mortgage loan balances decreased $1.0 million, or 3.6%, during the first quarter of 2009 primarily due to repayments.
Deposits totaled $220.4 million at March 31, 2009 and increased $12.7 million, or 6.1%, from $207.6 million at December 31, 2008. The increase in deposits was due to a $6.7 million increase in certificate of deposit accounts and a $5.3 million increase in money market accounts. CFBank is a participant in the Certificate of Deposit Account Registry Service® (CDARS), a network of banks that allows us to provide our customers full FDIC insurance on certificate of deposit balances up to $50 million. Customer balances in the CDARS program increased $4.3 million during the quarter ended March 31, 2009 and totaled $47.7 million at quarter end.
FHLB advances totaled $28.2 million at March 31, 2009, a decrease of $900,000, or 2.9%, from $29.1 million at December 31, 2008. FHLB advances were repaid with funds from the increase in deposits.
Shareholders’ equity totaled $32.9 million at March 31, 2009, and decreased $153,000 from $33.1 million December 31, 2008. The decrease was due to the net loss and preferred stock dividends for the quarter offset by an increase in accumulated other comprehensive income associated with an increase in the market value of the securities portfolio.
About Central Federal Corporation and CFBank
Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892. CFBank has four full-service banking offices in Fairlawn, Calcutta, Wellsville and Worthington, Ohio. Additional information about CFBank’s banking services and the Company is available at www.CFBankOnline.com.
Forward-Looking Information
Certain statements contained in this earnings release which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying those statements. Forward-looking statements involve risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) changes in political, economic or other factors such as inflation rates, recessionary or expansive trends, and taxes; (ii) competitive pressures; (iii) fluctuations in interest rates; (iv) the level of defaults and prepayments on loans made by CFBank; (v) unanticipated litigation, claims or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; and (vii) regulatory changes. Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.

Consolidated Statements of Operations	Three months ended
($ in thousands, except share data)	March 31,
(unaudited)	2009	2008	% change

Total interest income	$3,730	$4,359	-14%
Total interest expense	1,670	2,315	-28%

Net interest income	2,060	2,044	1%

Provision for loan losses	550	224	146%

Net interest income after provision for loan losses	1,510	1,820	-17%

Noninterest income
Service charges on deposit accounts	82	82	0%
Net gain on sales of loans	152	36	322%
Net gain on sale of securities	—	23	-100%
Other	52	50	4%

Noninterest income	286	191	50%

Noninterest expense
Salaries and employee benefits	1,046	1,048	0%
Occupancy and equipment	145	106	37%
Data processing	150	138	9%
Franchise taxes	86	82	5%
Professional fees	337	70	381%
Director fees	34	34	0%
Postage, printing and supplies	59	51	16%
Advertising and promotion	12	12	0%
Telephone	24	22	9%
Loan expenses	8	7	14%
Foreclosed assets, net	—	(1)	n/m
Depreciation	119	175	-32%
FDIC premiums	65	6	983%
Other	95	96	-1%

Noninterest expense	2,180	1,846	18%

Income (loss) before income taxes	(384)	165	n/m
Income tax expense (benefit)	(138)	41	n/m

Net income (loss)	$(246)	$124	n/m

Net income (loss) available to common shareholders	$(347)	$124	n/m

Share Data
Basic earnings (loss) per common share	$(0.08)	$0.03	n/m
Diluted earnings (loss) per common share	$(0.08)	$0.03	n/m
Cash dividends per common share	$—	$0.05	n/m
Average common shares outstanding — basic	4,099,913	4,444,361
Average common shares outstanding — diluted	4,099,913	4,444,787

n/m	— not meaningful

Consolidated Statements of Financial Condition
($ in thousands)	March 31,	December 31,	September 30,	June 30,	March 31,
(unaudited)	2009	2008	2008	2008	2008

Assets
Cash and cash equivalents	$12,329	$4,177	$7,601	$3,607	$6,914
Securities available for sale	22,529	23,550	25,323	26,182	27,607
Loans held for sale	1,642	284	549	1,805	1,965
Loans
Mortgages	27,756	28,778	27,844	30,766	30,944
Commercial, commercial real estate and multi-family	186,492	181,818	180,191	176,696	169,649
Consumer	25,482	26,445	26,796	26,308	26,884

Total loans	239,730	237,041	234,831	233,770	227,477
Less allowance for loan losses	(3,528)	(3,119)	(3,045)	(2,947)	(2,729)

Loans, net	236,202	233,922	231,786	230,823	224,748
Federal Home Loan Bank stock	2,109	2,109	2,109	2,081	2,054
Loan servicing rights	105	112	123	134	146
Foreclosed assets, net	175	—	—	123	—
Premises and equipment, net	5,139	5,246	5,304	5,404	5,544
Bank owned life insurance	3,924	3,892	3,863	3,832	3,798
Deferred tax asset	1,657	1,598	1,709	1,865	1,777
Accrued interest receivable and other assets	3,481	2,891	2,388	2,766	1,841

Total assets	$289,292	$277,781	$280,755	$278,622	$276,394

Liabilities and Shareholders’ Equity
Deposits
Noninterest bearing	$15,108	$14,557	$14,238	$13,458	$12,166
Interest bearing	205,283	193,090	195,189	185,485	174,192

Total deposits	220,391	207,647	209,427	198,943	186,358
Federal Home Loan Bank advances	28,200	29,050	38,200	46,775	55,150
Advances by borrowers for taxes and insurance	93	167	79	94	71
Accrued interest payable and other liabilities	2,531	2,687	2,064	1,689	2,109
Subordinated debentures	5,155	5,155	5,155	5,155	5,155

Total liabilities	256,370	244,706	254,925	252,656	248,843
Shareholders’ equity	32,922	33,075	25,830	25,966	27,551

Total liabilities and shareholders’ equity	$289,292	$277,781	$280,755	$278,622	$276,394

Consolidated Financial Highlights	At or for the three months ended
($ in thousands except per share data)	March 31,	December 31,	September 30,	June 30,	March 31,
(unaudited)	2009	2008	2008	2008	2008

Earnings
Net interest income	$2,060	$2,166	$2,273	$2,219	$2,044
Provision for loan losses	$550	$250	$183	$260	$224
Noninterest income	$286	$364	$176	$217	$191
Noninterest expense	$2,180	$2,173	$1,864	$1,866	$1,846
Net income (loss)	$(246)	$90	$285	$224	$124
Net income (loss) available to common shareholders	$(347)	$61	$285	$224	$124
Basic earnings (loss) per common share	$(0.08)	$0.01	$0.07	$0.05	$0.03
Diluted earnings (loss) per common share	$(0.08)	$0.01	$0.07	$0.05	$0.03

Performance Ratios (annualized)
Return on average assets	(0.34%)	0.13%	0.41%	0.32%	0.18%
Return on average equity	(2.98%)	1.27%	4.43%	3.43%	1.79%
Average yield on interest-earning assets	5.53%	6.16%	6.36%	6.33%	6.77%
Average rate paid on interest-bearing liabilities	2.82%	3.20%	3.17%	3.20%	3.96%
Average interest rate spread	2.71%	2.96%	3.19%	3.13%	2.81%
Net interest margin, fully taxable equivalent	3.05%	3.33%	3.47%	3.43%	3.18%
Efficiency ratio	92.92%	85.89%	76.42%	77.27%	83.45%
Noninterest expense to average assets	3.04%	3.13%	2.66%	2.70%	2.68%

Capital
Equity to total assets at end of period	11.38%	11.91%	9.20%	9.32%	9.97%
Tangible equity to tangible assets	11.38%	11.91%	9.20%	9.32%	9.97%
Book value per common share	$6.32	$6.36	$6.30	$6.19	$6.17
Tangible book value per common share	$6.32	$6.36	$6.30	$6.19	$6.17
Period-end market value per common share	$2.90	$2.98	$3.50	$3.74	$4.50
Dividends declared per common share	$—	$0.05	$0.05	$0.05	$0.05
Period-end common shares outstanding	4,101,537	4,101,537	4,102,662	4,192,662	4,467,662
Average basic common shares outstanding	4,099,913	4,099,628	4,110,326	4,253,958	4,444,361
Average diluted common shares outstanding	4,099,913	4,101,301	4,110,326	4,258,112	4,444,787

Asset Quality
Nonperforming loans	$4,996	$2,412	$2,007	$1,972	$1,623
Nonperforming loans to total loans	2.08%	1.02%	0.85%	0.84%	0.71%
Nonperforming assets to total assets	1.79%	0.87%	0.71%	0.75%	0.59%
Allowance for loan losses to total loans	1.47%	1.32%	1.30%	1.26%	1.20%
Allowance for loan losses to nonperforming loans	70.62%	129.31%	151.72%	149.44%	168.15%
Net charge-offs	$141	$176	$86	$41	$179
Annualized net charge-offs to average loans	0.24%	0.30%	0.15%	0.07%	0.32%

Average Balances
Loans	$236,011	$233,245	$233,444	$229,051	$226,893
Assets	$287,216	$277,561	$280,093	$276,438	$275,811
Shareholders’ equity	$33,070	$28,296	$25,729	$26,133	$27,677